FREE WRITING PROSPECTUS—Filed pursuant to Rule 433

Registration No. 333-131714-02
July 18, 2006

“MICHAEL BANCHIK, HSBC SECURITIES (USA” <mbanchik2@bloomberg.net>

Sent by: mbanchik2@bloomberg.net	To
cc
Tel:	Subject HAT 2006-2 *Priced*
07/18/2006 2:55 PM

HSBC AUTOMOTIVE TRUST (USA) 2006-2, HAT 2006-2  $1.060bln

HSBC-SOLE LEAD/BOOKS  CO MGRS:BARC,CS,JPM   100% POT DEAL

			(M/SP/F)	LEGAL		PX
CL	SIZE	WAL*	RATING	FINAL	BENCH		Levels	Coup	Yield	Price
A1	$296.5MM	0.30	P-1/A-1+/F1+	08/07	IntL		-1	5.50313	5.50313	100.000000
A2	$229.1MM	0.95	AAA/Aaa/AAA	06/09	EDSF		-2	5.61	5.685	99.992104
A3	$416.8MM	2.20	AAA/Aaa/AAA	08/11	IntS		+3	5.61	5.677	99.998172
A4	$117.7MM	3.38	AAA/Aaa/AAA	06/13	IntS		+10	5.67	5.739	99.995437

*ALL WAL RUN TO 10% CALL at 1.7% ABS

DEAL WILL SETTLE   07/26/06

FIRST PAYMENT DATE 08/17/06

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting edgar on the SEC website at www.sec.gov.  Alternatively, the Issuer, any underwriter  or any dealer participating in the offering  will arrange to send you the  prospectus if you request it by calling toll-free 866-811-8049.  ANY OTHER  LEGENDS AND/OR DISCLAIMERS THAT APPEAR ELSEWHERE ON THIS COMMUNICATION ARE NOT APPLICABLE AND SHOULD BE DISREGARDED.  SUCH LEGENDS AND /OR DISCLAIMERS ARE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION.

This analysis has been prepared by the HSBC Securities (USA) Inc. (HSI) Sales/Trading Desk; it is not a product of the research Department. HSI’s trading Desk may have accumulated a long or short position in the subject security on the basis of this analysis prior to its dissemination. Opinions expressed are present opinions only, and may differ from opinions expressed by other HSI departments. The HSI Sales/Trading Desk does not undertake any obligation to update this material.